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                                                                Exhibit 10.11
                                  TEKNI-PLEX, INC.
                               Somerville, New Jersey



                                    April 4, 1997


MST/TP Holding Inc.
12400 Wilshire Blvd. Suite 1480
Los Angeles, CA 90025
Attention: Phillip J. Roman


Gentlemen:

        This letter when accepted by you, will confirm the understanding of TEKNI-PLEX, INC., a Delaware corporation (formerly known as TP Acquisition Company, Inc.) (the "Company"), on the terms and conditions set forth below, to continue to retain you to perform management consulting services to the Company. This letter shall constitute the entire agreement between the parties with respect to the subject matter contained herein and shall supersede all other prior agreements between the parties with respect to the subject matter hereof, including (i) the letter agreement dated March 18, 1994 among the Company, you and MST Management Company, Inc. ("MST Management"), (ii) the letter and acknowledgement of instructions dated as of March 18, 1994 executed by certain officers of the Company, and (iii) the letter agreement dated December 22, 1995 between the Company and MST/TP Holding Inc. The terms and conditions of our agreement are as follows:

        1. You shall continue to provide the Company with such regular and customary management consulting services as are reasonably requested by the Company for a period of ten (10) years from March 18, 1994 (the "Term"; to be extended for an additional ten (10) years unless you provide notice to the Company of your intention not to renew this Agreement at least one (1) year prior to the expiration of this Agreement); such consulting services to include, but not be limited to, advising the Company in the areas of financial management, marketing and general management (the "Services").

        2. In full consideration for the Services to be rendered by you to the Company hereunder, the Company shall pay to you a management consulting service fee for each period as indicated below (each a "Contract Year") during the Term (the "Management Fee"), as follows:
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
                                                MST/TP HOLDING, INC.
CONTRACT YEAR                                     MANAGEMENT FEE
-------------                                   --------------------
3/18/97 - 3/17/98                                    $115,763
3/18/98 - 3/17/99                                    $115,763
3/18/99 - 3/17/00                                    $115,763
3/18/00 - 3/17/01                                    $115,763
3/18/01 - 3/17/02                                    $115,763
3/18/02 - 3/17/03                                    $115,763
3/18/03 - 3/17/04                                    $115,763

Should this Agreement be renewed in accordance with paragraph 1 hereof, the Management Fee for each Contract Year shall be $115,763 per Contract Year; provided, that, each such Contract Year shall cover the period from March 18th of the year to March 17th of the following year. The Company further confirms and acknowledges that the payments previously made to you for the periods
March 18, 1994 through March 17, 1997 were properly paid to you under the terms hereof.

        3. The Management Fee payable hereunder shall be payable on a monthly basis, in advance, for the Services to be rendered during said month; provided, however, that, unless and until otherwise directed by MST Management by notice to the Company, on behalf of you $416.67 of each monthly payment (a total of $5,000.00 per Contract Year) shall be paid directly to Forrest Binkley & Brown, 800 Newport Center Drive, Newport Beach, CA 92660, Attention: Jeffrey J. Brown.

        4. In the event that MST Management's rights and obligations to provide Services to the Company are terminated in connection with the sale by the Company of substantially all of its assets or a sale (whether by merger or otherwise) by all of the shareholders of their shares of the Company, in one transaction (a "Sale"), this Agreement will terminate and you agree to waive any Management Fees otherwise provided for hereunder, arising after the date of such Sale.

        5. In the event that MST Management's rights and obligations to provide Services to the Company are terminated in connection with an initial public offering (an "Initial Public Offering") of securities of the Company, this Agreement will terminate and you agree to waive any Management Fees otherwise provided for hereunder, arising after the date of such Initial Public Offering.


        6. In the event that MST Management (or the shareholders of MST Management, as successors to MST Management pursuant to MST Management's management fee agreement with the Company (the "MST Fee Agreement")) terminates the MST Fee Agreement, this Agreement will terminate and you agree to waive any Management Fees otherwise provided for hereunder. The foregoing notwithstanding, in no event shall the liquidation or dissolution of MST Management, in the absence of a termination of the fees payable to MST Management (or its shareholder successors) pursuant to the MST Fee Agreement, constitute a basis for the termination of the payment of fees to you under this



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Agreement. In addition, in the event MST Management (or one or more shareholders of MST Management, or one or more assigns, as successors to MST Management) terminates the MST Fee Agreement with the Company, or the MST Fee Agreement with the Company is otherwise terminated pursuant to paragraphs 4 or 5 hereof, but then enters into a substantially similar agreement or arrangement with the Company, the fees payable to you hereunder shall continue as though the MST Fee Agreement with the Company was not terminated.

        7. In the event that during the Term of this Agreement MST
Management's   management fee is increased for any reason, other than in
connection with a new acquisition consummated after the date hereof, then proportionate increase shall be made in the Management Fee payable under this Agreement.

        8. This Agreement shall inure to the benefit of and be binding upon you and the Company and the Company's successors and assigns. In the event Phillip
J. Roman, in his individual capacity, shall succeed to your rights and obligations under this Agreement, then this Agreement shall, in lieu of you, inure to the benefit of and be binding upon Mr. Roman.

           Please confirm that the foregoing constitutes our entire understanding with respect to the matters set forth herein signing this letter in the space provided below and returning this originally signed letter to the Company.

                                Very truly yours,

                                TEKNI-PLEX, INC.

                                By:   /s/ F. Patrick Smith
                                      --------------------
                                      Name: F. Patrick Smith
                                      Title: Chief Executive Officer



AGREED TO AND ACCEPTED:

MST/TP HOLDING INC.


By:  /s/ Phillip J. Roman
     --------------------
     Name: Phillip J. Roman
     Title: President



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